Exhibit 10(k)
Description of Equity and other Long-term Award Grant Practices for Employees and Officers
     Prior to December 2005, our only long-term incentive grants were stock options, except for one grant of restricted stock to each officer (8 individuals) and non-employee director (6 individuals) between August 2004 and January 2005. At our December 15, 2005 board meeting, we modified this practice and beginning January 1, 2006 replaced stock options with a combination of deferred-payment cash bonuses made outside our 2004 Stock and Omnibus Plan (the “Plan”), stock appreciation rights payable in stock (“SARs”), and time-denominated shares of restricted stock issued pursuant to the Plan. We selected SARs as one of the types of awards to specifically replace stock options because SARs are less dilutive to our stockholders and provide an employee essentially the same economic benefits as stock options. This combination of deferred cash, SARs and restricted stock paid or issued in January 2006 was a Company-wide program for all employees, including officers, and was generally allocated based on bonus levels and amounts as determined by the Compensation Committee of our Board of Directors (the “Committee”).
     Our new employees receive long-term incentive awards comprised of single or multiple components of a combination of deferred-payment cash bonuses, SARs and restricted stock (the “Awards”) on their date of hire with the components of their award depending on their bonus level as described below, with additional Awards to be granted each year as part of the annual review of compensation by the Committee. An employee’s initial Award generally vests 25% per year over a period of four years, while annual Awards generally cliff vest 100% four years from the grant date. The goal of our long-term incentive program for all employees is to provide each employee with Awards that vest each year.
     On a periodic basis (generally once or twice each year), the Committee reviews the overall value of the long-term incentives based on Black-Scholes pricing. Since the price of our stock has generally increased over time, the Black-Scholes pricing model suggests that the number of Awards granted to each employee should decrease correspondingly, assuming that other variables that are part of the Black-Scholes computation remain constant. Historically, the Committee, following a practice generally used since 1999, has reduced the number of annual grants to each employee by approximately one-half of what the Black-Scholes formula would suggest is necessary to maintain a consistent level of long-term incentive compensation for each employee, as they believe that other factors should also be taken into consideration, such as the perceived value to the employee and the compensation being paid by our peer companies.
     In January 2006 and 2007, for the first level of employees (see “Exhibit 10(j) of this Report regarding our cash bonus compensation arrangements for discussion of our five levels of employees for compensation purposes), the Awards consist solely of deferred-payment cash bonuses. No funds are segregated from our other assets and these bonuses are general unsecured obligations of the Company to pay such cash Awards at the time such Awards vest. For the second level of employees, the Awards are equally split between cash and SARs. For all employees in the third level or above, the Awards are equally split one-third cash, one-third SARs and one-third restricted stock. In determining Award values for the purpose of allocating Awards among SARs, cash and restricted stock, the Committee determines formulas at their sole discretion, which generally relate to relative Black-Scholes values, discounted somewhat to account for the reduced risk associated with cash or restricted stock. All SARs are granted at the prevailing closing market price for our common stock on the date of grant and only have value if the market price of our common stock increases after the date of grant. All of the SARs granted under our plan expire ten years from the date of grant.
     For 2006 and prior periods, our corporate officers participated in the Awards discussed above, generally relative to other employees in proportion to the relative bonuses. For 2007, our Committee discontinued this practice and granted to the executive officers only restricted stock awards, 50% of which were time vesting restricted stock and 50% of which were performance-based restricted stock both vesting 39 months from the date of grant (see Exhibits 10(y) and 10(z) for a form of these two awards). These awards, the appropriate performance measures and the value and quantity of the awards were determined by the Committee primarily based upon a comparison of the executives’ compensation as compared to their peers. Future grants of such awards to the officers and the performance measures contained therein will be made at the subjective determination by the Committee.